Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Record Net Income of $15.1 Million for the Third Quarter of 2019

Third Quarter 2019 Highlights

•                  Net income of $15.1 million, or $0.94 per diluted share

•                  Adjusted net income (non-GAAP) of $15.9 million, or $1.00 per diluted share

•                  Expanded NIM and NIM (TEY)(non-GAAP) each by 12 basis points, to 3.37% and 3.52%, respectively

•                  Record noninterest income of $19.9 million for the quarter and $49.0 million year-to-date

•                  Definitive agreement to sell Rockford Bank & Trust (“RB&T”) to Heartland Financial USA, Inc.

•                  Excluding RB&T held for sale assets and liabilities:

•                  Annualized loan and lease growth was 9.1% for the quarter and 9.4% year-to-date

•                  Deposits were down 1.7% on a linked quarter basis and up 9.6% annualized year-to-date

•                  Nonperforming assets were down $2.5 million, or 15.6% from the prior quarter

Moline, IL, October 23, 2019 — QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced net income of $15.1 million and diluted earnings per share (“EPS”) of $0.94 for the third quarter of 2019, compared to net income of $13.5 million and diluted EPS of $0.85 for the second quarter of 2019. The third quarter results included $0.7 million of post-acquisition compensation, transition and integration costs (after-tax), compared to $0.6 million of similar costs in the second quarter of 2019. Excluding these expenses and some modest cost for early debt extinguishment, the Company reported adjusted net income (non-GAAP) of $15.9 million and adjusted diluted EPS of $1.00 for the third quarter of 2019, compared to adjusted net income (non-GAAP) of $14.1 million and adjusted diluted EPS of $0.88 for the second quarter of 2019. For the third quarter of 2018, net income and diluted EPS were $8.8 million and $0.55, respectively, and adjusted net income (non-GAAP) and adjusted diluted EPS were $10.4 million and $0.65, respectively.

	For the Quarter Ended
	September 30,	June 30,	September 30,
$ in millions (except per share data)	2019	2019	2018
Net Income	$15.1	$13.5	$8.8
Diluted EPS	$0.94	$0.85	$0.55
Adjusted Net Income (non-GAAP)(1)	$15.9	$14.1	$10.4
Adjusted Diluted EPS (non-GAAP)(1)	$1.00	$0.88	$0.65

(1)  See GAAP to non-GAAP reconciliations.

“We are very pleased with our results for the third quarter,” commented Larry J. Helling, Chief Executive Officer. “We delivered another record quarter of net income, driven by continued strong loan growth, an expanded net interest margin, record fee income, improved credit quality and careful management of noninterest expenses. Despite the highly competitive lending environment, which has led to industry-wide pressure on rates, we have been able to maintain both our pricing and underwriting discipline. This helped us maintain our loan yields even as we grew loans during the quarter. We continue to attract new clients that appreciate our relationship-based community banking model.”

Agreement to sell Rockford Bank & Trust to Heartland Financial USA

On August 13, 2019 the Company announced that it had entered into a definitive agreement with Illinois Bank & Trust (“IB&T”), a wholly-owned subsidiary of Heartland Financial USA, Inc. to sell to IB&T substantially all of the assets and for IB&T to assume substantially all of the deposits and certain other liabilities of RB&T. The transaction is valued at approximately $59 million and the Company is expected to record an approximate $13 million pre-tax gain on the sale excluding costs. The transaction is expected to close in the fourth quarter of 2019.  As a result, substantially all of RB&T’s assets and liabilities are classified as held for sale as of September 30, 2019, which impacts balance sheet comparisons to prior quarters.

Annualized Loan and Lease Growth of 9.1%, excluding RB&T

During the third quarter of 2019, the Company’s total assets increased $97.5 million to a total of $5.3 billion. Total loans and leases declined by $300.2 million, entirely as a result of classifying substantially all of RB&T’s loans as held for sale, totaling $368.5 million, gross.  Excluding RB&T’s loans for both the second and third quarters of 2019, total loans and leases grew by $80.3 million, or 2.3% on a linked quarter basis.

Total deposits declined by $520.3 million mainly as a result of classifying substantially all of RB&T’s liabilities as held for sale, which included deposits of $451.5 million. Excluding RB&T’s deposits for both the second and third quarters of 2019, total deposits declined by $67.1 million, driven primarily by a decline in higher cost public funds and brokered CDs, as the Company intentionally did not renew certain deposits as they matured. At quarter-end, the percentage of wholesale funds to total assets was 11.6%, as compared to 10.0% in the second quarter. Additionally, at quarter-end, the percentage of gross loans and leases to total assets, excluding assets held for sale, remained consistent on a linked quarter basis at 75%.

“Our loan and lease growth during the third quarter was driven by solid production from both our core commercial lending business and our Specialty Finance Group,” added Mr. Helling. “Excluding RB&T, loan and lease growth for the first nine months of 2019 has been 9.4% on an annualized basis, and given our solid pipeline, we remain confident that we will be able to achieve organic loan growth of between 8% and 10% for the full year.”

Record Net Interest Income of $40.7 million

Net interest income for the third quarter of 2019 totaled $40.7 million, compared to $38.0 million for the second quarter of 2019 and $38.3 million for the third quarter of 2018. The increase was due to growth in average interest earning assets of $93.3 million, or 2.0% on a linked quarter basis, combined with the positive impact of a 12 basis point increase in reported net interest margin. Acquisition-related net accretion totaled $1.3 million (pre-tax) for the third quarter of 2019, compared to $1.1 million for the second quarter of 2019 and was $1.7 million for the third quarter of 2018. Adjusted net interest income (non-GAAP) was $41.2 million for the third quarter of 2019, compared to $38.7 million for the second quarter of 2019 and $38.2 million for the third quarter of 2018.

In the third quarter, reported net interest margin was 3.37% and, on a tax-equivalent yield basis, net interest margin was 3.52%, both increasing by 12 basis points from the second quarter of 2019. Net interest margin, excluding acquisition-related net accretion was 3.41%, up 10 basis points from the second quarter. The increase in adjusted net interest margin during the quarter was due to a 5 basis point increase in the yield on interest earning assets combined with a 5 basis point decline in the total cost of interest-bearing funds (due to both mix and rate).

	For the Quarter Ended
	September 30,	June 30,
	2019	2019
NIM	3.37%	3.25%
NIM (TEY)(non-GAAP)(1)	3.52%	3.40%
Adjusted NIM (TEY)(non-GAAP)(1)	3.41%	3.31%

(1) See GAAP to non-GAAP reconciliations.

“Our significant focus on expanding our net interest margin generated positive results as we produced a 12 basis-point increase in reported margin during the third quarter,” stated Todd A. Gipple, President, Chief Operating Officer and Chief Financial Officer. “While total deposits declined on a linked-quarter basis after excluding RB&T, it was mainly driven by an intentional runoff of higher cost public funds and brokered CDs, as our core deposits grew modestly during the quarter. Our organic loan and lease growth during the quarter was primarily funded by the excess liquidity that resulted from the strong increase in core deposits we generated in the first half of the year.”

Record Noninterest Income of $19.9 million

Noninterest income for the third quarter of 2019 totaled $19.9 million, compared to $17.1 million for the second quarter of 2019. The increase was primarily due to a $1.9 million increase in swap fee income and $0.9 million increase on gains on the sale of residential real estate loans and the government guaranteed portions of loans. Wealth management revenue was $4.1 million for the quarter, comparable to the second quarter of 2019. Noninterest income has increased 126% when compared to the third quarter of 2018.

“Noninterest income increased 17% from the second quarter, driven primarily by another quarterly record for swap fee income. This fee income is correlated to strong production from our Specialty Finance Group in the area of tax credit project lending, where our clients are locking in long-term fixed rate financing. Swap fee income and gains on the sale of government guaranteed loans totaled $21.5 million for the first nine months of 2019, already putting us well in excess of our initial full-year target of $8 to $12 million,” added Mr. Gipple.

Noninterest Expenses of $39.9 million

Noninterest expense for the third quarter of 2019 totaled $39.9 million, compared to $36.6 million and $30.5 million for the second quarter of 2019 and third quarter of 2018, respectively. The linked quarter increase was due to a number of factors, including a $0.9 million increase in net costs of operations of other real estate, as the Company reduced the carrying value of an OREO property by $2.0 million. There was also an additional $1.5 million of bonus and commission expense in the quarter, driven by the strong financial results and higher than anticipated swap fee income.

Asset Quality Remains Solid

Nonperforming assets (“NPAs”) totaled $13.1 million, a decrease of $10.1 million from the second quarter of 2019. Excluding RB&T NPAs held for sale, the decline was $2.5 million, or 15.6%.  The decrease was primarily due to the $2.0 million write down of an existing OREO property.  The lower NPAs resulted in the ratio of NPAs to total assets improving to 0.27% (excluding RB&T) at September 30, 2019, compared to 0.45% at June 30, 2019 and 0.87% at September 30, 2018.

The Company’s provision for loan and lease losses totaled $2.0 million for the third quarter of 2019, which was up modestly from $1.9 million from the prior quarter and down significantly from $6.2 million in the third quarter of 2018. The linked quarter increase in the provision for loan and lease losses was primarily due to $488 thousand of provision related to an RB&T nonperforming loan held for sale.  As of September 30, 2019, the Company’s allowance to total loans and leases was 1.00%, which was down from 1.05% at June 30, 2019 and down from 1.18% at September 30, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through past acquisitions were recorded at market value; therefore, there was no allowance associated with the acquired loans at the acquisition date. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount ($7.7 million at September 30, 2019).

Strong Capital Levels

As of September 30, 2019, the Company’s total risk-based capital ratio was 11.93%, the common equity tier 1 ratio was 8.91%, and the tangible common equity to tangible assets ratio was 8.20%. By comparison, these respective ratios were 12.04%, 8.93% and 8.05% as of June 30, 2019.

Continued Focus on Seven Key Initiatives

The Company continues to focus on the following long-term initiatives in an effort to improve profitability and drive increased shareholder value:

•                  Strong organic loan and lease growth in order to maintain loans and leases to total assets ratio in the range of 73% - 78%

•                  Grow core deposits to maintain reliance on wholesale funding at less than 15% of assets

•                  Generate gains on sale of government guaranteed loans, and fee income on interest rate swaps, as a significant and consistent component of core revenue

•                  Grow wealth management net income by 10% annually

•                  Carefully manage noninterest expense growth

•                  Maintain asset quality metrics at better than peer levels

•                  Participate as an acquirer in the consolidation taking place in our industry to further boost return on average assets, improve efficiency ratio, and increase EPS

Conference Call Details

The Company will host an earnings call/webcast tomorrow, October 24, 2019, at 10:00 a.m. Central Time. Dial-in information for the call is toll free: 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be available for replay through November 7, 2019. The replay access information is 877-344-7529 (international 412-317-0088); access code 10135244. A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of September 30, 2019, the Company had approximately $5.3 billion in assets, $3.6 billion in loans and $3.8 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com

QCR Holdings, Inc. Consolidated
Financial Highlights
(Unaudited)

	As of					Held for Sale As of
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2019	2019	2019	2018	2018	2019
	(dollars in thousands)
CONDENSED BALANCE SHEET
Cash and due from banks	$91,671	$87,919	$76,527	$85,523	$73,407	$11,031
Federal funds sold and interest-bearing deposits	197,263	205,497	216,032	159,596	129,660	2,415
Securities	555,409	643,803	655,749	662,969	650,745	66,009
Net loans/leases	3,574,154	3,869,415	3,758,268	3,692,907	3,610,309	362,011
Intangibles	15,529	16,089	16,918	17,450	16,137
Goodwill	77,748	77,748	77,872	77,832	73,618
Other assets	315,061	294,381	265,296	253,433	238,856	24,081
Assets held for sale	465,547	—	—	—	—	—
Total assets	$5,292,382	$5,194,852	$5,066,662	$4,949,710	$4,792,732	$465,547
Total deposits	$3,802,241	$4,322,510	$4,194,220	$3,977,031	$3,788,277	$451,546
Total borrowings	320,457	230,953	282,994	404,968	483,635	16,157
Other liabilities	179,411	137,089	101,041	94,573	63,433	2,827
Liabilities held for sale	470,530	—	—	—	—	—
Total stockholders’ equity	519,743	504,300	488,407	473,138	457,387	—
Total liabilities and stockholders’ equity	$5,292,382	$5,194,852	$5,066,662	$4,949,710	$4,792,732	$470,530
ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix
Commercial and industrial loans	$1,469,978	$1,548,657	$1,479,247	$1,429,410	$1,380,543
Commercial real estate loans	1,687,922	1,837,473	1,790,845	1,766,111	1,727,326
Direct financing leases	92,307	101,180	108,543	117,969	126,752
Residential real estate loans	245,667	293,479	288,502	290,759	309,288
Installment and other consumer loans	106,540	120,947	123,087	119,381	100,191
Deferred loan/lease origination costs, net of fees	7,856	8,783	9,208	9,124	9,286
Total loans/leases	$3,610,270	$3,910,519	$3,799,432	$3,732,754	$3,653,386
Less allowance for estimated losses on loans/leases	36,116	41,104	41,164	39,847	43,077
Net loans/leases	$3,574,154	$3,869,415	$3,758,268	$3,692,907	$3,610,309
ANALYSIS OF SECURITIES PORTFOLIO
Securities mix
U.S. government sponsored agency securities	$21,268	$35,762	$35,843	$36,411	$36,492
Municipal securities	391,329	440,853	450,376	459,409	453,275
Residential mortgage-backed and related securities	123,880	159,228	161,692	159,249	155,733
Other securities	18,932	7,960	7,838	7,900	5,245
Total securities	$555,409	$643,803	$655,749	$662,969	$650,745
ANALYSIS OF DEPOSITS
Deposit mix
Noninterest-bearing demand deposits	$782,232	$795,951	$821,599	$791,101	$802,090
Interest-bearing demand deposits	2,245,557	2,505,956	2,334,474	2,204,206	2,094,814
Time deposits	536,352	733,135	719,286	704,903	615,323
Brokered deposits	238,100	287,468	318,861	276,821	276,050
Total deposits	$3,802,241	$4,322,510	$4,194,220	$3,977,031	$3,788,277
ANALYSIS OF BORROWINGS
Borrowings mix
Term FHLB advances	$60,000	$46,433	$66,380	$76,327	$63,399
Overnight FHLB advances (1)	135,800	59,300	59,800	190,165	295,730
Wholesale structured repurchase agreements	—	—	35,000	35,000	35,000
Customer repurchase agreements	2,421	2,181	3,056	2,084	3,049
Federal funds purchased	16,105	17,010	12,830	26,690	8,670
Subordinated notes	68,334	68,274	68,215	4,782	—
Junior subordinated debentures	37,797	37,755	37,713	37,670	37,626
Other borrowings	—	—	—	32,250	40,161
Total borrowings	$320,457	$230,953	$282,994	$404,968	$483,635

(1) At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 2.09%.

QCR Holdings, Inc. Consolidated
Financial Highlights
(Unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31	December 31,	September 30,
	2019	2019	2019	2018	2018
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$56,817	$54,181	$52,102	$52,703	$49,831
Interest expense	16,098	16,168	15,194	13,110	11,517
Net interest income	40,719	38,013	36,908	39,593	38,314
Provision for loan/lease losses	2,012	1,941	2,134	1,611	6,206
Net interest income after provision for loan/lease losses	$38,707	$36,072	$34,774	$37,982	$32,108

Trust department fees	$2,340	$2,361	$2,493	$2,216	$2,196
Investment advisory and management fees	1,782	1,888	1,736	1,657	1,059
Deposit service fees	1,813	1,658	1,554	1,623	1,656
Gain on sales of residential real estate loans, net	890	489	369	361	337
Gain on sales of government guaranteed portions of loans, net	519	39	31	—	46
Swap fee income	9,797	7,891	3,198	7,069	1,110
Securities losses, net	(3)	(52)	—	—	—
Earnings on bank-owned life insurance	489	412	540	341	474
Debit card fees	886	914	792	807	846
Correspondent banking fees	189	172	216	179	195
Other	1,204	1,293	1,064	1,026	890
Total noninterest income	$19,906	$17,065	$11,993	$15,279	$8,809

Salaries and employee benefits	$24,215	$22,749	$20,879	$19,779	$17,433
Occupancy and equipment expense	3,860	3,533	3,694	3,367	3,318
Professional and data processing fees	4,030	3,031	2,750	3,577	2,396
Acquisition costs	—	—	—	(4)	1,292
Post-acquisition compensation, transition and integration costs	884	708	134	1,427	494
FDIC insurance, other insurance and regulatory fees	542	926	964	1,065	933
Loan/lease expense	221	312	214	624	369
Net cost of (income from) and gains/losses on operations of other real estate	2,078	1,182	298	2,477	(50)
Advertising and marketing	1,056	1,037	785	1,122	984
Bank service charges	502	508	483	469	462
Losses on debt extinguishment, net	148	—	—	—	—
Correspondent banking expense	209	206	204	207	205
Intangibles amortization	560	615	532	540	542
Other	1,640	1,753	1,498	1,760	2,122
Total noninterest expense	$39,945	$36,560	$32,435	$36,410	$30,500

Net income before income taxes	$18,668	$16,577	$14,332	$16,851	$10,417
Federal and state income tax expense	3,573	3,073	1,414	3,535	1,608
Net income	$15,095	$13,504	$12,918	$13,316	$8,809

Basic EPS	$0.96	$0.86	$0.82	$0.85	$0.56
Diluted EPS	$0.94	$0.85	$0.81	$0.84	$0.55

Weighted average common shares outstanding	15,739,430	15,714,588	15,693,345	15,641,401	15,625,123
Weighted average common and common equivalent shares outstanding	15,976,742	15,938,377	15,922,940	15,898,591	15,922,324

QCR Holdings, Inc. Consolidated
Financial Highlights
(Unaudited)

	For the Nine Months Ended
	September 30,	September 30,
	2019	2018
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$163,099	$130,175
Interest expense	47,459	27,374
Net interest income	115,640	102,801
Provision for loan/lease losses	6,087	11,046
Net interest income after provision for loan/lease losses	$109,553	$91,755

Trust department fees	$7,194	$6,491
Investment advisory and management fees	5,406	3,069
Deposit service fees	5,025	4,797
Gain on sales of residential real estate loans	1,748	539
Gain on sales of government guaranteed portions of loans	589	405
Swap fee income	20,886	3,718
Securities losses, net	(56)	—
Earnings on bank-owned life insurance	1,441	1,292
Debit card fees	2,591	2,456
Correspondent banking fees	578	673
Other	3,562	2,822
Total noninterest income	$48,964	$26,262

Salaries and employee benefits	$67,843	$49,215
Occupancy and equipment expense	11,087	9,517
Professional and data processing fees	9,811	8,016
Acquisition costs	—	1,799
Post-acquisition compensation, transition and integration costs	1,727	659
FDIC insurance, other insurance and regulatory fees	2,432	2,529
Loan/lease expense	748	920
Net cost of (income from) and gains/losses on operations of other real estate	3,557	11
Advertising and marketing	2,878	2,430
Bank service charges	1,494	1,368
Losses on debt extinguishment, net	148	—
Correspondent banking expense	619	614
Intangibles amortization	1,706	1,151
Other	4,891	4,504
Total noninterest expense	$108,941	$82,733

Net income before income taxes	$49,576	$35,284
Federal and state income tax expense	8,059	5,480
Net income	$41,517	$29,804

Basic EPS	$2.64	$2.06
Diluted EPS	$2.60	$2.02

Weighted average common shares outstanding	15,715,788	14,477,783
Weighted average common and common equivalent shares outstanding	15,946,020	14,786,777

QCR holdings, Inc.

Consolidated Financial highlights

(Unaudited)

	As of and for the Quarter Ended					For the Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2019	2019	2019	2018	2018	2019	2018
	(dollars in thousands, except per share data)
COMMON SHARE DATA
Common shares outstanding	15,790,462	15,772,939	15,755,442	15,718,208	15,673,760
Book value per common share (1)	$32.91	$31.97	$31.00	$30.10	$29.18
Tangible book value per common share (2)	$27.01	$26.02	$24.98	$24.04	$23.46
Closing stock price	$37.98	$34.87	$33.92	$32.09	$40.85
Market capitalization	$599,722	$550,002	$534,425	$504,397	$640,273
Market price / book value	115.40%	109.06%	109.42%	106.61%	139.98%
Market price / tangible book value	140.61%	134.00%	135.77%	133.49%	174.16%
Earnings per common share (basic) LTM (3)	$3.49	$3.10	$2.99	$2.92	$2.79
Price earnings ratio LTM (3)	10.88 x	11.25 x	11.34 x	10.98 x	14.64 x
TCE/ TA (4)	8.20%	8.05%	7.92%	7.78%	7.82%
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Beginning balance	$504,300	$488,407	$473,138	$457,387	$369,588
Net income	15,095	13,504	12,918	13,316	8,809
Other comprehensive income (loss), net of tax	543	2,243	2,343	1,943	(612)
Common stock cash dividends declared	(944)	(942)	(942)	(939)	(938)
Proceeds from issuance of 1,689,561 shares of common stock, net of costs, as a result of the acquisition of Springfield First Community Bank	—	—	—	—	80,063
Proceeds from issuance of 23,501 shares of common stock, net of costs, as a result of the acquisition of Bates Companies	—	—	—	1,000	—
Other (5)	749	1,088	950	431	477
Ending balance	$519,743	$504,300	$488,407	$473,138	$457,387
REGULATORY CAPITAL RATIOS (6):
Total risk-based capital ratio	11.93%	12.04%	12.26%	10.69%	10.87%
Tier 1 risk-based capital ratio	9.70%	9.76%	9.87%	9.77%	9.83%
Tier 1 leverage capital ratio	9.02%	8.96%	8.90%	8.87%	8.87%
Common equity tier 1 ratio	8.91%	8.93%	9.02%	8.89%	8.92%
KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	1.16%	1.06%	1.04%	1.10%	0.75%	1.09%	0.94%
Return on average total equity (annualized)	11.70%	10.84%	10.71%	11.42%	8.08%	11.09%	10.30%
Net interest margin	3.37%	3.25%	3.25%	3.48%	3.46%	3.29%	3.45%
Net interest margin (TEY) (Non-GAAP)(7)	3.52%	3.40%	3.40%	3.63%	3.60%	3.43%	3.59%
Efficiency ratio (Non-GAAP) (8)	65.89%	66.38%	66.33%	66.35%	64.72%	66.18%	64.10%
Gross loans and leases / total assets (10)	74.80%	75.28%	74.99%	75.41%	76.23%	74.80%	76.23%
Gross loans and leases / total deposits (10)	94.95%	90.47%	90.59%	93.86%	96.44%	94.95%	96.44%
Effective tax rate	19.14%	18.54%	9.87%	20.98%	15.44%	16.26%	15.53%
Full-time equivalent employees (9)	766	773	771	755	728	766	728
AVERAGE BALANCES
Assets	$5,217,763	$5,077,900	$4,968,502	$4,842,232	$4,677,875	$5,088,055	$4,242,083
Loans/leases	3,962,464	3,839,674	3,759,615	3,699,885	3,612,648	3,853,918	3,236,514
Deposits	4,302,995	4,271,391	4,110,868	3,986,236	3,840,077	4,228,418	3,474,213
Total stockholders’ equity	516,195	498,263	482,423	466,271	436,065	498,960	385,874

(1)         Includes accumulated other comprehensive income (loss).

(2)         Includes accumulated other comprehensive income (loss) and excludes intangible assets.

(3)         LTM : Last twelve months.

(4)         TCE / TCA : tangible common equity / total tangible assets. See GAAP to non-GAAP reconciliations.

(5)         Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

(6)         Ratios for the current quarter are subject to change upon final calculation for regulatory filings due after earnings release.

(7)         TEY : Tax equivalent yield. See GAAP to Non-GAAP reconciliations.

(8)         See GAAP to Non-GAAP reconciliations.

(9)         Growth in full-time equivalents due primarily to the merger with Springfield Bancshares, Inc., the acquisition of the Bates Companies and the addition of several new positions created to build scale.

(10)  Excludes assets held for sale as of September 30, 2019.

QCR Holdings, Inc. Consolidated

Financial Highlights
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN (4)

	For the Quarter Ended
	September 30, 2019			June 30, 2019			September 30, 2018
		Interest						Interest
	Average	Earned or	Average	Average	Interest	Average	Average	Earned or	Average
	Balance	Paid	Yield or Cost	Balance	Earned or Paid	Yield or Cost	Balance	Paid	Yield or Cost
	(dollars in thousands)
Fed funds sold	$7,234	$42	2.30%	$9,690	$56	2.32%	$23,199	$105	1.80%
Interest bearing deposits at financial institutions	172,386	951	2.19%	182,651	1,168	2.56%	61,815	323	2.07%
Securities (1)	626,471	6,080	3.85%	644,999	6,062	3.77%	667,142	5,973	3.55%
Restricted investment securities	22,719	293	5.12%	21,007	290	5.54%	22,683	330	5.77%
Loans (1)	3,962,464	51,214	5.13%	3,839,674	48,413	5.06%	3,612,648	44,648	4.90%
Total earning assets (1)	$4,791,274	$58,580	4.85%	$4,698,021	$55,989	4.78%	$4,387,487	$51,379	4.65%
Interest-bearing deposits	$2,505,383	$7,907	1.25%	$2,461,768	$8,271	1.35%	$2,214,480	$5,432	0.97%
Time deposits	975,736	5,486	2.23%	1,013,391	5,554	2.20%	825,020	3,290	1.58%
Short-term borrowings	17,333	98	2.24%	16,145	81	2.01%	21,407	78	1.45%
Federal Home Loan Bank advances	123,107	1,023	3.30%	76,154	601	3.17%	209,111	1,422	2.70%
Other borrowings	—	—	0.00%	10,550	92	3.50%	74,503	776	4.13%
Subordinated debentures	68,299	1,003	5.83%	68,239	993	5.84%	—	—	0.00%
Junior subordinated debentures	37,774	581	6.10%	37,731	576	6.12%	37,600	519	5.48%
Total interest-bearing liabilities	$3,727,632	$16,098	1.71%	$3,683,978	$16,168	1.76%	$3,382,121	$11,517	1.35%
Net interest income / spread (1)		$42,482	3.14%		$39,821	3.02%		$39,862	3.30%
Net interest margin (2)			3.37%			3.25%			3.46%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.52%			3.40%			3.60%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.41%			3.31%			3.45%

	For the Nine Months Ended
	September 30, 2019			September 30, 2018
		Interest
	Average	Earned or	Average	Average	Interest	Average
	Balance	Paid	Yield or Cost	Balance	Earned or Paid	Yield or Cost
	(dollars in thousands)
Fed funds sold	$10,887	$191	2.35%	$20,488	$223	1.46%
Interest-bearing deposits at financial institutions	170,167	3,042	2.39%	55,408	749	1.81%
Securities (1)	643,975	18,237	3.79%	654,818	17,391	3.55%
Restricted investment securities	21,670	891	5.50%	21,871	776	4.74%
Loans (1)	3,853,918	145,682	5.05%	3,236,514	115,365	4.77%
Total earning assets (1)	$4,700,617	$168,043	4.78%	$3,989,099	$134,504	4.51%

Interest-bearing deposits	$2,418,420	$23,351	1.29%	$1,987,371	$12,541	0.84%
Time deposits	1,000,529	16,346	2.18%	702,441	7,591	1.44%
Short-term borrowings	15,952	275	2.30%	19,234	186	1.29%
Federal Home Loan Bank advances	115,539	2,685	3.11%	206,875	3,267	2.11%
Other borrowings	18,084	512	3.79%	68,742	2,315	4.50%
Subordinated debentures	58,392	2,561	5.86%	—	—	0.00%
Junior subordinated debentures	37,730	1,729	6.13%	37,556	1,474	5.25%
Total interest-bearing liabilities	$3,664,646	$47,459	1.73%	$3,022,219	$27,374	1.21%

Net interest income / spread (1)		$120,584	3.05%		$107,130	3.30%
Net interest margin (2)			3.29%			3.45%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.43%			3.59%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.33%			3.49%

(1)        Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.

(2)        See “Select Financial Data - Subsidiaries” for a breakdown of amortization/accretion included in net interest margin for each period presented.

(3)        TEY: Tax equivalent yield. See GAAP to Non-GAAP reconciliations.

(4)        Interest earning assets and interest bearing liabilities classified as held for sale as of September 30, 2019 are included in the calculations above.

QCR Holdings, Inc. Consolidated
Financial Highlights
(Unaudited)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
	(dollars in thousands, except per share data)
ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$41,104	$41,164	$39,847	$43,077	$37,545
Allowance related to held for sale loans	(6,062)	—	—	—	—
Provision charged to expense (2)	1,524	1,941	2,134	1,611	6,206
Loans/leases charged off	(739)	(2,152)	(1,059)	(4,967)	(991)
Recoveries on loans/leases previously charged off	289	151	242	126	317
Ending balance	$36,116	$41,104	$41,164	$39,847	$43,077

NONPERFORMING ASSETS
Nonaccrual loans/leases	$8,231	$13,148	$13,406	$14,260	$23,576
Accruing loans/leases past due 90 days or more	—	58	61	632	1,410
Troubled debt restructures - accruing	763	1,313	3,794	3,659	4,240
Total nonperforming loans/leases	8,994	14,519	17,261	18,551	29,226
Other real estate owned	4,248	8,637	9,110	9,378	12,204
Other repossessed assets	—	—	—	8	150
Total nonperforming assets	$13,242	$23,156	$26,371	$27,937	$41,580

ASSET QUALITY RATIOS
Nonperforming assets / total assets (3)	0.27%	0.45%	0.52%	0.56%	0.87%
Allowance / total loans/leases (1)	1.00%	1.05%	1.08%	1.07%	1.18%
Allowance / nonperforming loans/leases (1)	401.56%	283.10%	238.48%	214.80%	147.39%
Net charge-offs as a % of average loans/leases	0.01%	0.05%	0.02%	0.13%	0.02%

(1)    Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminates the allowance and impacts these ratios.

(2)    Excludes provision related to loans included in assets held for sale of $488 thousand for the quarter ending September 30, 2019.

(3)    Excludes assets held for sale as of September 30, 2019.

QCR Holdings, Inc. Consolidated
Financial Highlights
(Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
SELECT FINANCIAL DATA - SUBSIDIARIES	2019	2019	2018	2019	2018
	(dollars in thousands)

TOTAL ASSETS

Quad City Bank and Trust (1)	$1,642,950	$1,637,115	$1,579,327
m2 Lease Funds, LLC	232,432	234,072	235,214
Cedar Rapids Bank and Trust	1,592,896	1,527,521	1,354,294
Community State Bank - Ankeny	801,596	806,704	734,536
Springfield First Community Bank	693,897	671,644	623,520

TOTAL DEPOSITS

Quad City Bank and Trust (1)	$1,371,721	$1,434,467	$1,288,387
Cedar Rapids Bank and Trust	1,271,828	1,283,151	1,086,908
Community State Bank - Ankeny	695,980	705,777	586,929
Springfield First Community Bank	484,225	471,340	439,669

TOTAL LOANS & LEASES

Quad City Bank and Trust (1)	$1,290,195	$1,273,400	$1,195,380
m2 Lease Funds, LLC	230,061	230,676	232,846
Cedar Rapids Bank and Trust	1,148,952	1,100,823	1,046,053
Community State Bank - Ankeny	594,227	597,486	538,723
Springfield First Community Bank	526,466	515,566	480,969

TOTAL LOANS & LEASES / TOTAL DEPOSITS

Quad City Bank and Trust (1)	94%	89%	93%
Cedar Rapids Bank and Trust	90%	86%	96%
Community State Bank - Ankeny	85%	85%	92%
Springfield First Community Bank	109%	109%	109%

TOTAL LOANS & LEASES / TOTAL ASSETS

Quad City Bank and Trust (1)	79%	78%	76%
Cedar Rapids Bank and Trust	72%	72%	77%
Community State Bank - Ankeny	74%	74%	73%
Springfield First Community Bank	76%	77%	77%

ALLOWANCE AS A PERCENTAGE OF LOANS/LEASES

Quad City Bank and Trust (1)	1.07%	1.06%	1.11%
m2 Lease Funds, LLC	1.39%	1.38%	1.50%
Cedar Rapids Bank and Trust (2)	1.17%	1.19%	1.26%
Community State Bank-Ankeny (2)	1.13%	1.09%	1.01%
Springfield First Community Bank (2)	0.42%	0.37%	0.10%

RETURN ON AVERAGE ASSETS

Quad City Bank and Trust (1)	1.33%	1.22%	1.36%	1.25%	1.34%
Cedar Rapids Bank and Trust	2.04%	1.95%	1.47%	1.85%	1.46%
Community State Bank - Ankeny	1.71%	1.17%	1.43%	1.33%	1.27%
Springfield First Community Bank	1.32%	1.37%	1.51%	1.27%	1.51%

NET INTEREST MARGIN PERCENTAGE (3)

Quad City Bank and Trust (1)	3.49%	3.29%	3.38%	3.34%	3.45%
Cedar Rapids Bank and Trust (5)	3.41%	3.41%	3.53%	3.41%	3.58%
Community State Bank - Ankeny (4)	4.83%	4.08%	4.40%	4.32%	4.38%
Springfield First Community Bank (6)	3.64%	4.10%	4.36%	3.93%	4.36%

ACQUISITION-RELATED AMORTIZATION/ACCRETION INCLUDED IN NET INTEREST MARGIN, NET

Cedar Rapids Bank and Trust	$229	$71	$158	$444	$610
Community State Bank - Ankeny	649	76	445	783	1,331
Springfield First Community Bank	432	971	1,119	2,313	1,119
QCR Holdings, Inc. (7)	(42)	(42)	(45)	(127)	(139)

(1)    Quad City Bank and Trust figures include m2 Lease Funds, LLC, as this entity is wholly-owned and consolidated with the Bank. m2 Lease Funds, LLC is also presented separately for certain (applicable) measurements.

(2)    Upon acquisition and per GAAP, acquired loans are recorded at market value, which eliminates the allowance and impacts this ratio.

(3)    Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.

(4)    Community State Bank’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 4.46% for the quarter ended September 30, 2019, 4.01% for the quarter ended June 30, 2019 and 4.11% for the quarter ended September 30, 2018.

(5)    Cedar Rapids Bank and Trust’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.34% for the quarter ended September 30, 2019, 3.39% for the quarter ended June 30, 2019 and 3.48% for the quarter ended September 30, 2018.

(6)    Springfield First Community Bank’s net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.16% for the quarter ended September 30, 2019, 3.39% for the quarter ended June 30, 2019 and 3.45% for the quarter ended September 30, 2018.

(7)    Relates to the trust preferred securities acquired as part of the Guaranty Bank acquisition in 2017 and the Community National Bank acquisition in 2013.

QCR Holdings, Inc.

Consolidated Financial Highlights
(Unaudited)

	As of
	September 30,	June 30	March 31	December 31,	September 30,
GAAP TO NON-GAAP RECONCILIATIONS	2019	2019	2019	2018	2018
	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO (1)
Stockholders’ equity (GAAP)	$519,743	$504,300	$488,407	$473,138	$457,387
Less : Intangible assets	93,277	93,837	94,790	95,282	89,755
Tangible common equity (non-GAAP)	$426,466	$410,463	$393,617	$377,856	$367,632
Total assets (GAAP)	$5,292,382	$5,194,852	$5,066,662	$4,949,710	$4,792,732
Less : Intangible assets	93,277	93,837	94,790	95,282	89,755
Tangible assets (non-GAAP)	$5,199,105	$5,101,015	$4,971,872	$4,854,428	$4,702,977

Tangible common equity to tangible assets ratio (non-GAAP)	8.20%	8.05%	7.92%	7.78%	7.82%

	For the Quarter Ended					For the Nine Months Ended
	September 30,	June 30,	March 31	December 31,	September 30,	September 30,	September 30,
ADJUSTED NET INCOME (2)	2019	2019	2019	2018	2018	2019	2018
Net income (GAAP)	$15,095	$13,504	$12,918	$13,316	$8,809	$41,517	$29,804
Less nonrecurring items (post-tax) (3):
Income:
Securities gains, net	(2)	$(41)	$—	$—	$—	$(43)	$—
Total nonrecurring income (non-GAAP)	$(2)	$(41)	$—	$—	$—	$(43)	$—
Expense:
Losses on debt extinguishment, net	$117	$—	$—	$—	$—	$117	$—
Acquisition costs (4)	—	—	—	29	1,216	—	1,616
Post-acquisition compensation, transition and integration costs:	698	559	106	1,127	390	1,363	520
Total nonrecurring expense (non-GAAP)	$815	$559	$106	$1,156	$1,606	$1,480	$2,136

Adjusted net income (non-GAAP) (2)	$15,912	$14,104	$13,024	$14,472	$10,415	$43,040	$31,940

ADJUSTED EARNINGS PER COMMON SHARE (2)

Adjusted net income (non-GAAP) (from above)	$15,912	$14,104	$13,024	$14,472	$10,415	$43,040	$31,940
Weighted average common shares outstanding	15,739,430	15,714,588	15,693,345	15,641,401	15,625,123	15,715,788	14,477,783
Weighted average common and common equivalent shares outstanding	15,976,742	15,938,377	15,922,940	15,898,591	15,922,324	15,946,020	14,786,777

Adjusted earnings per common share (non-GAAP):

Basic	$1.01	$0.90	$0.83	$0.93	$0.67	$2.74	$2.21
Diluted	$1.00	$0.88	$0.82	$0.91	$0.65	$2.70	$2.16

ADJUSTED RETURN ON AVERAGE ASSETS (2)

Adjusted net income (non-GAAP) (from above)	$15,912	$14,104	$13,024	$14,472	$10,415	$43,040	$31,940
Average Assets	$5,217,763	$5,077,900	$4,968,502	$4,842,232	$4,677,875	$5,088,055	$4,242,083
Adjusted return on average assets (annualized) (non-GAAP)	1.22%	1.11%	1.05%	1.20%	0.89%	1.13%	1.00%

NET INTEREST MARGIN (TEY) (6)

Net interest income (GAAP)	$40,719	$38,013	$36,908	$39,593	$38,314	$115,640	$102,801
Plus: Tax equivalent adjustment (5)	1,763	1,808	1,794	1,751	1,548	4,944	4,329
Net interest income - tax equivalent (Non-GAAP)	$42,482	$39,821	$38,702	$41,344	$39,862	$120,584	$107,130
Less: Acquisition accounting net accretion	1,268	1,076	1,069	2,609	1,677	3,413	2,921
Adjusted net interest income	$41,214	$38,745	$37,633	$38,735	$38,185	$117,171	$104,209
Average earning assets	$4,791,274	$4,698,021	$4,612,553	$4,513,277	$4,387,487	$4,700,617	$3,989,099
Net interest margin (GAAP)	3.37%	3.25%	3.25%	3.48%	3.46%	3.29%	3.45%
Net interest margin (TEY) (Non-GAAP)	3.52%	3.40%	3.40%	3.63%	3.60%	3.43%	3.59%
Adjusted net interest margin (TEY) (Non-GAAP)	3.41%	3.31%	3.31%	3.40%	3.45%	3.33%	3.49%

EFFICIENCY RATIO (7)

Noninterest expense (GAAP)	$39,945	$36,560	$32,435	$36,410	$30,500	$108,941	$82,733
Net interest income (GAAP)	$40,719	$38,013	$36,908	$39,593	$38,314	$115,640	$102,801
Noninterest income (GAAP)	19,906	17,065	11,993	15,279	8,809	48,964	26,262
Total income	$60,625	$55,078	$48,901	$54,872	$47,123	$164,604	$129,063
Efficiency ratio (noninterest expense/total income) (Non-GAAP)	65.89%	66.38%	66.33%	66.35%	64.72%	66.18%	64.10%

(1)     This ratio is a non-GAAP financial measure. The Company’s management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders’ equity and total assets, which are the most directly comparable GAAP financial measures.

(2)     Adjusted net income, Adjusted net income attributable to QCR Holdings, Inc. common stockholders, Adjusted earnings per common share and Adjusted return on average assets are non-GAAP financial measures. The Company’s management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.

(3)     Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 21%.

(4)     Acquisition costs were analyzed individually for deductibility. Presented amounts am tax-effected accordingly.

(5)     Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.

(6)     Net interest margin (TEY) is a non-GAAP financial measure. The Company’s management utilizes this measurement to take into account the taxbenefit associated with certain loans and securities. It is also standard industry practice to measure net interest margin using tax-equivalent measures. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure. In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion as this can fluctuate and it’s difficult to provide a more realistic run-rate for future periods.

(7)     Efficiency ratio is a non-GAAP measure. The Company’s management utilizes this ratio to compare to industry peers. The ratio is used to calculate overhead as a percentage of revenue. In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interest income and noninterest income, which are the most directly comparable GAAP financial measures.